UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 5, 2008

Velcera, Inc.
(Exact Name of registrant as specified in its charter)

Delaware	000-51622	20-3327015
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 Township Line Road, Suite 170
Yardley, Pennsylvania 19067
(Address of Principal Executive Offices) (Zip Code)

(267) 757-3600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

On March 5, 2008, Velcera, Inc. (the “Company”) received notice from Novartis Animal Health, Inc. (“Novartis”) that it was terminating, without cause, the License and Development Agreement for VEL504, the canine pain management product based on the Company’s proprietary Promist™ transmucosal spray delivery technology (the “Termination Notice”). Pursuant to this License and Development Agreement, June 1, 2007, the Company granted to Novartis a royalty-bearing worldwide exclusive right to complete the development and commercialize VEL504 for pets.

Pursuant to the Termination Notice, all development work on VEL504 by Novartis has ceased and the product and related data will be returned to the Company. Novartis has indicated that it will work with Velcera to ensure orderly transfer of all data to Velcera. The Company continues to believe that, based upon current data, the formulation of Promist™ VEL504 is expected to be safe, effective and stable and can move forward through development to registration. Thus, the Company is now implementing contingency plans to maximize the value of the VEL504 product. This includes meeting with the FDA and other regulatory authorities and as well as meeting with other potential licensing partners. The Company is also pursuing other new product opportunities within the pet health arena to grow shareholder value.

As of the date of termination, the Company had approximately $500,000 in outstanding receivables invoiced pursuant to the contract. Of this amount, Novartis has agreed to return $130,000 of research and development inventory and pay $190,000 in cash, and the Company will record a bad debt of $180,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELCERA, INC.

Date: March 11, 2008	By:	/s/ Matthew C. Hill
Matthew C. Hill
Title: Chief Financial Officer